Exhibit 1


                         Foreign Currency Loan Facility

Number of the loan facility: 2005001
Type of the loan: long-to-medium term foreign currency loan

Borrower: China Network Communication Group Corporation
Address: No. 156 Fuxingmennei Street, Xicheng District, Beijing
Zip code: 100031
Legal representative: Zhang Chunjiang
Fax: 8610 66429524
Telephone: 8610 66429587

Lender: China Construction Bank, Beijing Branch, Qianmen Sub-branch
Address: No. 1 Xi Da Mo Chang Street, Chongwen District, Beijing
Zip code: 100062
Person in charge: Yang Zong Ping
Fax: 8610 67082814
Telephone: 8610 67082814

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Borrower: China Network Communication Group Corporation
Lender: China Construction Bank, Beijing Branch, Qianmen Sub-branch

         The Borrower agrees to borrower and the Lender agrees to lend certain loan, and in accordance with relevant laws, regulations and rules, the Borrower and the Lender hereby agree the following upon negotiation:

Article 1         Loan Amount

                  The Borrower shall borrow from the Lender one hundred and five thousand million US dollars (US$ 150,000,000).

Article 2         Purpose

                  The purpose of the loan is for the Borrower to acquire certain shares in PCCW Limited.

Article 3         Term

                  The agreement has a term of five (5) years, from March 17, 2005 to March 16, 2010.

                  If the commencing date of the term hereunder is inconsistent with the date in loan transfer and deposit certificate, the date on the loan transfer and deposit certificate issued at the time of first granting shall be deemed as the commencing date. The loan transfer and deposit certificates shall be part of this agreement and have the same legal effect as this agreement.

Article 4         Interest Rate and Interest Calculation and Payment

                  1. The interest rate hereunder shall be an annual rate and shall be a floating rate, i.e., six-month LIBOR plus a margin of 0.9%, subject to fluctuation every six months.

                  LIBOR shall mean the Interbank Offered Rate for the same period and currency issued by BBA and provided by financial telecommunications services such as TELERATE at 11:00 a.m. (London time) on the business day that is two days in advance of the date of the actual transfer of the loan or the date of rate adjustment.

                  2. The interest shall start to accrue from the date when such loan is deposited into the Borrower's account, which shall be the starting date for calculating interest for the loan. The interest of the loan hereunder shall accrue daily. If the loan is made in Hong Kong dollar or British pound, the interest shall be calculated based on 365 days per year; if the loan is made in currencies other than Hong Kong dollar or British pound, the interest shall be calculated based on 360 days per year. Each interest period shall include the first day but not the last day of such interest period.

                  3. Interest Payment

                     (1) The interest to the loan hereunder shall be paid in accordance with item (a) below:

                         (a) The interest shall be paid every half a year on
the payment date, i.e., the same date of that month as the commencing date for interest accrual. If there is no such corresponding date in that month, such payment date shall be the last date of that month.

Article 5         Granting and Drawdown of the Loan

                  1. Conditions for Granting the Loan

                     (1) The Lender is obligated to grant the loan only if the following conditions are satisfied, unless the Lender waives part of or all of such conditions:

                         (a) The Borrower shall have complied with such
requirement as any approval, registration, delivery or any other legal procedure relating to the loan hereunder in accordance with relevant laws and regulations;

                         (b) If the loan is a secured loan, the guarantee
agreement the terms of which are satisfactory to the Lender or other means of guarantee shall have come into effect;

                         (c) The Borrower shall have completed the foreign
currency loan registration procedure with the State Administration of Foreign Exchange (the "SAFE") or its branch and received Foreign Currency Loan Registration Certificate; and

                         (d) The Borrower shall not have defaulted under this
agreement.

                     (2) The Lender shall grant the loan within two business days upon the Borrower's fulfillment of the above conditions.

                  2. Plan for Loan Use

                     Plan for using the loan shall be that described in the loan application submitted by the Borrower to the Lender.

Article 6         Loan Repayment

                  1. Principle of Repayment

                  Any amount paid by the Borrower hereunder shall apply first to the payment of interest and then to the payment of principal.

                  2. Payment of Interest

                  The Borrower shall pay to the Lender interest due at the interest-paying date. The first day to pay interest is the first interest-paying date after the loan has been granted. The interest for the final repayment shall be paid off together with the repayment of the final principal.

                  3. Manner of Repayment

                     (1) The Borrower shall repay the principal of the loan according to item (a) below:

                         (a) The interest within the term of the loan shall be
paid in installments and the principal shall be paid off in a lump sum when the loan is due and payable.

                     (2) The Borrower has the following repayment plan:

                         (a) repay US$ 150,000,000 on March 16, 2010.

                     (3) The Borrower shall prepare enough funds to repay the amount due and deposit into the Lender's account before the date of repayment provided hereunder, or transfer from other accounts for the repayment of the loan on the date of repayment provided hereunder. If the Borrower fails to repay the loan as scheduled, the Lender shall have the right to transfer funds from the Borrower's accounts with China Construction Bank with a fund transfer certificate issued to the Borrower.

                  4. Early Payment

                     (1) Before the loan becomes due, the Borrower may repay partial or entire amount of the loan hereunder upon a written notice to the Lender three business days in advance of the proposed date of repayment.

                     (2) Borrower is not subject to any penalty in case of a early repayment.

                         For an early repayment of principal, interest shall
be calculated based on the actual number of the dates of loan borrowed and interest rate provided hereunder.

                         If the repayment is made in installments, and the
Borrower repays part of the principal earlier than scheduled, the repayment shall be made in a consequence opposite to the repayment plan if any. After the early repayment, the interest rate provided hereunder shall still apply to any outstanding amount of the loan.

Article 7         Extension

                  If the loan is extended, both parties shall determine the interest rate for the extended period upon negotiation based on the market rate.

                  If the repayment of a loan consists of same amount of principal and varied amount of interest for each installment, such loan may not be extended.

                  If the repayment of a loan consists of same amount of principal and same amount of interest for each installment, if the principal and interest due and payable before the final repayment date have been paid off, the final repayment may be extended upon the Lender's consent. If so extended, the term of such loan shall be accumulative, i.e., the new term of the loan shall be the period of extension plus the original term. Such new term deducted by the period passed shall be the valid term of future repayment. The amount of each installment to be paid shall be re-calculated based on the outstanding amount of the loan at the time of extension, the interest rate when extension is granted and the number of remaining installments.

Article 8         Borrower's Rights and Obligations

                  1. Borrower's Rights

                  The Borrower shall have the right to

                     (1) request the Lender to grant loans as provided herein;

                     (2) use the loan in accordance with the usage of the loan provided herein;

                     (3) apply to the Lender for the extension of the loan if the relevant conditions set by the Lender are met;

                     (4) request the Lender to keep confidential of its relevant financial materials and trade secrets related to its business and operation, unless provided otherwise by laws, regulations or rules.

                  2. Borrower's Obligations

                     (1) The Borrower shall provide, as requested by the Lender, relevant financial and accounting information and business and operation materials to the Lender, and be responsible for the authenticity, completeness and effectiveness of such materials;

                     (2) The Borrower shall use the loan for the purpose provided by this agreement and shall not use for other purposes;

                     (3) The Borrower shall cooperate actively with the Lender and willingly accept the Lender's inspection and supervision of its business operation, financial activities and the use of the loan hereunder;

                     (4) The Borrower shall repay the principal and interest as scheduled herein, except for the Borrower's early repayment;

                     (5) Neither the Borrower, nor its investors, shall withdraw capital or transfer assets in order to avoid the payment of debts to the Lender;

                     (6) Before the principal and interest are paid off, without approval by the Lender, the Borrower shall not use the assets acquired with the loan hereunder to provide guarantees for others;

                     (7) Within the term of this agreement, if the Borrower is to provide any guarantee for others which may affect its ability to repay loans hereunder, it shall notify the Lender in writing in advance;

                     (8) Within the term of this agreement, if the Borrower changes its name, legal representative, address, business scope, registered capital and other important facts, it shall notify the Lender in a timely manner;

                     (9) Within the term of this agreement, if the Borrower is engaged in any of the following activities: leasing, leasing and operating a business, restructuring, joint venture, merger, acquisition, spin-off or applying for stoppage, dissolution, bankruptcy or other activities which may affect the realization of the Lender's rights herein, the Borrower shall notify the Lender in writing five days in advance and shall repay the debts hereunder as requested;

                    (10) Within the term of this agreement, if any of the following events occurs in connection with the Borrower: stoppage, cancellation of registration, cancellation of business license, participation in illegal activities by the legal representative or major responsible persons, involvement in material litigations, serious difficulties in business operation, deterioration in financial status and others which may materially affect the its ability to perform its obligations of loan repayment herein, the Borrower shall notify the Lender in writing immediately and shall repay the debts hereunder as requested; and

                    (11) The Borrower shall assume relevant expenses such as insurance, evaluation, registration, custody and appraisal in connection with this agreement in accordance with the law.

Article 9         Lender's Rights and Obligations

                  1. Lender's Rights

                     (1) The Lender shall have the right to know the Borrower's business operation and financial activities and request the Borrower to provide relevant plans, statistics, financial statements and other documents and materials; and

                     (2) As to principals, interest and penalties that the Borrower owed to the Lender, upon confirmation of the amount by the Borrower, the Lender shall have the right to transfer such amount in any currency from the Borrower's account with China Construction Bank.

                  2. Lender's Obligations

                     (1) The Lender shall grant the loan as scheduled herein, excepted for any delay due to the Borrower's default;

                     (2) The Lender shall keep confidential of the relevant financial materials and trade secrets related to the Borrower's businesses and operation that have been provided by the Borrower, unless otherwise required by the laws, regulations or rules;

                     (3) Before the payment is due, the Lender shall notify the Borrower in writing the amount of principals and interest due three business days in advance of each principal/interest payment date (including proposed date of early repayment); and

                     (4) The Lender shall assume relevant expenses such as insurance, evaluation, registration, custody and appraisal in connection with this agreement in accordance with the laws.

Article 10        Liability for Breach

                  1. Breach

                     (1) Borrower's Breach

                         The Borrower is in breach of this agreement if:

                         (a) the Borrower fails to provide true, complete and
valid information regarding its financial and accounting, business and operation and other materials as requested by the Lender;

                         (b) the Borrower fails to use the loan according to
the usage agreed by the parties;

                         (c) the Borrower fails to repay principals or
interests in a timely manner;

                         (d) the Borrower refuses the Lender to supervise or
inspect or prevents the Lender from supervising or inspecting the Borrower's use of the loan;

                         (e) the Borrower transfers any assets and capital to
avoid payment of debts;

                         (f) within the term of the agreement, the Borrower is
engaged in any of the following activities: leasing, leasing and operating, merger, consolidation, spin-off, joint venture, restructuring or converting its organizational structure into that of a limited by shares company and other activities the Lender believes may affect or harm or have affected or harmed the Lender's rights and interests hereunder;

                         (g) other circumstances that the Lender believes
sufficient to affect the realization of its rights; and

                         (h) the Borrower violates other obligations hereunder.

                     (2) Lender's Breach

                         If the Lender fails to extend the loan to the
Borrower, calculate the interest in accordance with relevant provisions on interest rate issued by the People's Bank of China, or send written notices on payment of principals and interest to the Borrower through fax or post in a timely manner, the Borrower shall have the right to request the Lender to make corrections within a limited time. If the Borrower suffers any loss as a result, the Borrower shall have a claim against the Lender for compensation.

                  2. Remedies

                  In case of the above mentioned breaches, the Lender shall have the right to exercise one or more of the following rights:

                     (1) The Lender may cease to grant the loan, declare the loan due and payable immediately, request the Borrower to repay all principals, interest and expenses in connection with the loan, whether due or not;

                     (2) [Intentionally left blank];

                     (3) Before the payment of the loan is due, a compound interest shall be charged to the interests that the Borrower fails to pay in accordance with the interest rate or payment method provided in Article 4 herein;

                     (4) [Intentionally left blank];

                     (5) Upon the Borrower's confirmation of the amount of any payment, the Lender shall have the right to debit the Borrower's account with China Construction Bank in any currency. The Borrower shall confirm the amount payable within 7 days upon receipt of the written notice sent by the Lender. If the Borrower fails to confirm within such time, it shall be deemed as having given such confirmation and the Lender shall have the right to debit the Borrower's account with China Construction Bank in any currency;

                  (6) The Lender may request the Borrower to provide guarantees that are satisfactory to the Lender for any debts hereunder;

                  (7) The Lender may exercise its rights under such guarantees as stated in (a) above; and

                  (8) The Lender may terminate this agreement. Corresponding to the Lender's above remedies, the Borrower shall have the right to demand compensation by the Lender for losses resulted from the Lender's breach. If the Lender's breach materially affects the purpose of this agreement, the Borrower shall have the right to terminate this agreement.

Article 11        Other matters

                  [Intentionally left blank]

Article 12        Dispute Resolution

                  In case of any disputes arising from the parties' performance under this agreement, both parties may resolve such dispute through negotiation. If such negotiation fails, such dispute shall be resolved by bringing a lawsuit at the people's court of the place where the Lender is located.

Article 13        Effectiveness

                  This agreement shall become effective upon execution by the legal representative or authorized representative of the Borrower, affixing corporate seal of the Borrower and execution by the person in charge or authorized representative of the Lender and affixing Lender's seal.

Article 14        This agreement shall have 7 copies.

Article 15        Representation

                  1. The Borrower clearly knows the business scope and limit of authority of the Lender;

                  2. The Borrower has read all provisions of this agreement. Upon the Borrower's request, the Lender has provided explanations for relevant provisions of this agreement. The Borrower has been fully informed and understood the meaning and relevant legal consequences of this agreement.

                  3. The Borrower has the right to execute this agreement.

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                              Signature Page

                                      Borrower's Corporate Seal


                                      Authorized Representative: /s/ Li Fushen


                                      Lender's Corporate Seal


                                      Authorized Representative: /s/ Wang Cheng